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                                                                     EXHIBIT III

                  [FORM OF 12% SENIOR SECURED PROMISSORY NOTE]

No. _______                                                          $__________

                                GEOKINETICS INC.
                        GEOKINETICS PRODUCTION CO., INC.
                       GEOSCIENCE SOFTWARE SOLUTIONS, INC.
                             HOC OPERATING CO., INC.

                       12% Senior Secured Promissory Note
                                due June 30, 1997

THIS 12% SENIOR SECURED PROMISSORY NOTE (THE "SENIOR NOTE") IS ISSUED PURSUANT TO THE TERMS OF, IS ENTITLED TO THE BENEFITS OF, AND TRANSFER THEREOF IS RESTRICTED BY, A SECURITIES PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") OF EVEN DATE HEREWITH BETWEEN GEOKINETICS INC. AND THE HOLDERS OF SENIOR NOTES. A COPY OF THE PURCHASE AGREEMENT IS ON FILE AND MAY BE EXAMINED AT THE PRINCIPAL OFFICE OF THE COMPANY. TERMS USED HEREIN WHICH ARE NOT DEFINED HEREIN HAVE THE SAME MEANINGS USED IN THE PURCHASE AGREEMENT UNLESS THE CONTEXT OTHERWISE REQUIRES.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS BASED, IN PART, ON AN INVESTMENT REPRESENTATION OF THE PART OF THE PURCHASER THEREOF. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

                  FOR VALUE RECEIVED, the undersigned Geokinetics Inc., a Delaware corporation ("GEOK"), Geokinetics Production Co., Inc., a Texas corporation ("GPC"), HOC Operating Co., Inc., a Texas corporation ("HOC") and Geoscience Software Solutions, Inc. , a Texas corporation ("GSS"; together with GEOK, GPC and HOC, the "Company"), hereby jointly and severally promise to pay to __________________________, the registered holder or registered assigns hereof (the "Holder"), the principal amount of __________________ ($________) Dollars payable on the 30th day of June, 1997, subject to extension until a date not later than September 30, 1997 at the option of the Majority-in-Interest of the Holders (the "Maturity Date"), together with interest on the outstanding principal amount of this Senior Note

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at the rate of twelve percent (12%) per annum calculated on the basis of a
360-day year or the actual number of days elapsed, such interest to be payable monthly on the last day of each month that this Senior Note is outstanding, commencing on April 30, 1997, and at the Maturity Date. This Senior Note shall, in addition, bear interest (i) payable in common stock, par value $0.20 per share, of GEOK (the "Common Stock") in certain circumstances as hereinafter provided ("PIK Stock Interest") and (ii) payable at the Default Rate (as hereinafter defined) in certain circumstances as hereinafter provided ("Default Interest").

                  This Senior Note is secured pursuant to certain Security Agreements (as defined in the Purchase Agreement) entered into pursuant to the terms of the Purchase Agreement.

                  1.       Payments and Prepayments.

                  1.1 Payments of principal and interest on this Senior Note shall be made at the principal office of the Company, Marathon Oil Tower, 5555 San Felipe, Suite 780, Houston, Texas 77056, to the Holder at the address set forth in the Purchase Agreement or on the 12% Senior Secured Promissory Note Register or such other place or places within the United States as may be specified by the Holder of this Senior Note in a written notice to the Company at least 10 Business Days before a given payment date.

                  1.2 Except with respect to PIK Stock Interest, payments of principal and interest on this Senior Note shall be made in lawful money of the United States of America by mailing the Company's good check in the proper amount to the Holder at least three days prior to the due date of each payment or otherwise transferring funds so as to be received by the Holder on the due date of each such payment.

                  1.3 If any payment on this Senior Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required by law to close, the due date of such payment shall be extended to the next succeeding business day, and, with respect to payments of principal, interest thereon shall be payable during such extension at the then applicable rate.

                  1.4 Except in the event of Mandatory Prepayment, the Company shall not be entitled to prepay this Senior Note either in whole or in part at any time prior to June 30, 1997.

                  2. Obligation Absolute. The obligations under this Senior Note are absolute and unconditional obligations of the Company, subject to Sections 3, 4 and 5 below, and no modification, release, consent, waiver, removal, rearrangement or amendment shall impair the obligations of the Company hereunder.

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                  3.       Extension of Maturity Date; Payment on Demand.

                  3.1 The Majority-in-Interest of Holders of the Senior Notes, may by written notice to the Company at its principal office delivered on or before June 15, 1997 extend the initial June 30, 1997 maturity date of all Senior Notes including this Senior Note to September 30, 1997, in which case such latter date shall be the Maturity Date of this Senior Note.

                  3.2 If the Maturity Date hereof is extended as contemplated in the preceding section or if this Senior Note becomes payable on demand, all accrued but unpaid interest payable hereunder shall nevertheless be due and payable on June 30, 1997 and monthly thereafter on the last day of each month, commencing on July 31, 1997, at the rate of twelve (12%) per annum, subject to the applicability of the Default Interest provisions of Section 8(b) below.

                  4.       Mandatory Prepayment.

                  The Company shall prepay (the "Mandatory Prepayment"), without premium or penalty, all Senior Notes including this Senior Note, inclusive of all outstanding principal and accrued interest and PIK Stock Interest and Default Interest thereon, at any time contingent upon and subject to the funding to GEOK of the net proceeds of any sale of its equity securities or debt securities convertible or exchangeable for equity securities by GEOK to institutional and other investors, the aggregate cash net proceeds of which are equal to or exceed Four Million Dollars ($4,000,000) (the "Institutional Offering").

                  5.       Purchase Agreement.

                  This Senior Note is issued simultaneously with other Senior Notes of like tenor in an aggregate principal amount of up to $500,000, pursuant to the Purchase Agreement of even date herewith among GEOK and the holders of the Senior Notes, which Purchase Agreement contains provisions as to collateral, Events of Default (inclusive of acceleration provisions with respect thereto) and other terms of the Senior Notes. The foregoing provisions of the Purchase Agreement and the representations and warranties of GEOK set forth in the Purchase Agreement are hereby incorporated herein as if set forth at length herein, which provisions and representations shall survive the execution and delivery hereof so long as any amount is owed under this Senior Note. Any notice herein required shall be given in accordance with the notice provisions of the Purchase Agreement.

                  6.       Detachable Warrants.

                  Contemporaneously with the execution and delivery hereof pursuant to the Purchase Agreement, GEOK has issued to the Holder a detachable warrant to purchase two shares of the Common Stock, for each $1 principal amount of this Senior Note at an initial warrant exercise price of $0.75 per share of Common Stock.

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                  7.       Conversion Right.

                  (a) In the event this Senior Note has not been paid in full (including all accrued interest and PIK Stock Interest and Default Interest thereon) on or before the 30th day after the completion of the Institutional Offering or September 30, 1997, whichever is earlier (the "Trigger Date"), the Holder of this Senior Note shall have the right, exercisable at any time after the Trigger Date and on or before the close of business, New York City local time, on October 31, 1997, by notice to GEOK at its principal office at his option to cause the conversion of this Senior Note at the principal amount hereof into that number of shares of the Common Stock of GEOK, obtained by dividing the aggregate face amount of this Senior Note by the lesser of (i) the price per share of the Common Stock of GEOK (or other of equity securities or debt securities of GEOK convertible or exchangeable for equity securities of
GEOK) that are sold in the Institutional Offering or (ii) the exercise price per share of the detachable warrants of GEOK (the "Conversion Price Per Share").

                  (b) Subject to the right of the person in whose name this Senior Note is registered on the record date to receive all interest (including PIK Stock Interest and Default Interest) on such Senior Note accrued through the date of conversion, no adjustment for interest (including PIK Stock Interest and Default Interest) or dividends will be made upon the conversion of this Senior Note. No fractional shares will be issued upon conversion, but if the conversion results in a fraction, an appropriate amount will be paid by GEOK in cash. This right of conversion shall cease upon payment in full of all principal and accrued interest and PIK Stock Interest and Default Interest and other amounts due in respect of this Senior Note.

                  (c) GEOK hereby agrees that at all times there shall be reserved for issuance in respect of PIK Stock Interest and upon the exercise of any conversion right under this Senior Note such number of shares of its Common Stock as shall be required for issuance upon payment of PIK Stock Interest and upon exercise of conversion rights under this Senior Note and that the par value of such shares will at all times be less than or equal to the lesser of $0.75 per share or the applicable Conversion Price Per Share. GEOK further agrees that all shares which may be issued upon the exercise of any rights represented by this Senior Note will, upon issuance, be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issuance thereof other than income or gross receipt taxes and taxes, if any, in respect of any transfer occurring contemporaneously with such issuance and other than transfer restrictions imposed by federal and state securities laws.

                  (d) The conversion rights, if any, under this Senior Note are subject to the following further provisions:

                           (i) If any recapitalization of GEOK or
                  reclassification of its Common Stock or any merger or consolidation of GEOK into or with a corporation or other business entity, or the sale or transfer of all or substantially all of GEOK's assets or of any successor corporation's assets to any other corporation or business entity

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                  (any such corporation or other business entity being included within the meaning of the term "successor corporation") shall be effected, at any time while this Senior Note remains outstanding and is then convertible into Common Stock at the Conversion Price Per Share then, as a condition of such recapitalization, reclassification, merger, consolidation, sale or transfer, lawful and adequate provision shall be made whereby the Holder of this Senior Note or GEOK, as the case may be, thereafter shall have the right to receive upon the exercise of any conversion rights hereunder as provided in
                  Section 7(a) and in lieu of the shares of Common Stock immediately theretofore issuable upon the exercise of conversion rights under this Senior Note, such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon the exercise of conversion rights under this Senior Note had such recapitalization, reclassification, merger, consolidation, sale or transfer not taken place, and in each such case, the terms of this Senior Note shall be applicable to the shares of stock or other securities or property receivable upon the exercise of conversion rights under this Senior Note after such consummation.

                           (ii) If GEOK at any time while this Senior Note
                  remains outstanding and is then convertible into Common Stock at the Conversion Price Per Share shall subdivide or combine its Common Stock, the number of shares of Common Stock purchasable upon exercise of the conversion rights under this Senior Note (the "Conversion Stock") shall be proportionately adjusted.

                           (iii) If GEOK at any time while this Senior Note is
                  outstanding and is then convertible into Common Stock at the Conversion Price Per Share shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock (other than PIK Stock Interest), then the Conversion Price Per Share shall be adjusted to that price determined by multiplying the Conversion Price Per Share in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such record date, and (ii) the denominator of which shall be the sum of
                  (A) the total number of shares of Common Stock outstanding immediately prior to such record date and (B) the total number of shares of Common Stock issuable pursuant to such dividend or distribution.

                           (iv) The number of shares of Common Stock outstanding
                  at any given time for purposes of the adjustments set forth in this Section 7(d) shall exclude any shares then directly or indirectly held in the treasury of GEOK.

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                           (v) GEOK shall not be required to make any adjustment
                  of the Conversion Price Per Share pursuant to this Section
                  7(d) if the amount of such adjustment would be less than one percent (1%) of the Conversion Price Per Share in effect immediately before the event that would otherwise have given rise to such adjustment. In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Conversion Price Per Share in effect immediately before the event giving rise to such next subsequent adjustment.

                           (vi) Following each computation or readjustment of an
                  adjusted Conversion Price Per Share as provided in this
                  Section 7(d), the new adjusted Conversion Price Per Share shall remain in effect until a further computation or readjustment thereof is required.

                  (e)      Notices to Holders.

                           (i) Notice of Record Date. In case, at any time while this Senior Note is outstanding and is then convertible into Common Stock at the Conversion Price Per Share:

                           (A) GEOK shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of any conversion rights under this Senior Note) for the purpose of entitling them to receive any dividend (other than a PIK Stock Interest or a cash dividend payable out of earned surplus of GEOK) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

                           (B) of any capital reorganization of GEOK, any reclassification of the capital stock of GEOK, any consolidation with or merger of GEOK into another corporation, or any conveyance of all or substantially all of the assets of GEOK to another corporation; or

                           (C) of any voluntary dissolution, liquidation or winding-up of GEOK;

                  then, and in each such case, GEOK will mail or cause to be mailed to the Holder hereof at the time outstanding a notice specifying, as the case may be, (x) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (y) the date on which such reorganization, reclassification, consolidation,

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                  merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of any conversion rights under this Senior Note) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least 30 days prior to the record date therein specified, or if no record date shall have been specified therein, at least 30 days prior to such other specified date.

                           (ii) Notice of Adjustments. Whenever any Conversion
                  Price Per Share shall be adjusted, pursuant to Section 7(d) hereof, GEOK shall promptly make a certificate signed by its Chairman, its CEO, its President or a Vice President and by its Treasurer or Assistant Treasurer or its Secretary or Assistant Secretary, setting forth in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Conversion Price Per Share after giving effect to such adjustment, and shall promptly cause copies of such certificates to be mailed (by first class mail postage prepaid) to the Holder of this Senior Note.

                  8.       Interest Payment in Kind.

                  (a) In the event this Senior Note has not been paid in full (including all accrued and PIK Stock Interest and Default Interest thereon) on or before October 31, 1997, the Holder thereof shall be entitled to receive in addition to any other interest hereon, a monthly premium interest payment payable in Common Stock equal to an incremental rate of one percent (1%) of the principal amount of this Senior Note (not compounded) for each one month period this Senior Note is outstanding after July 31, 1997 up to an aggregate maximum rate of twelve percent (12%), to wit: one percent (1%) for the month ending August 31, 1997, two percent (2%) for the month ending September 30, 1997, three percent (3%) for the month ending October 31, 1997, four percent (4%) for the month ending November 30, 1997, five percent (5%) for the month ending December 31, 1997, six percent (6%) for the month ending January 31, 1998, seven percent (7%) for the month ending February 28, 1998, eight percent (8%) for the month ending March 31, 1998, nine percent (9%) for the month ended April 31, 1998, ten percent (10%) for the month ended May 31, 1998, eleven percent (11%) for the month ending June 30, 1998 and twelve percent (12%) for the month ending July 31, 1998; and at a rate of twelve percent (12%) for each month thereafter while this Senior Note is outstanding (the "PIK Stock Interest"). The amount of PIK Stock Interest shall be adjusted pro rata for payment of this Senior Note in full (including all accrued interest and PIK Stock Interest thereon) prior to the end of any month period on the basis of actual days elapsed and the number of days in such month period. The amount of Common Stock payable as PIK Stock Interest shall be calculated using the Warrant Price (as defined of the Warrants issued pursuant to the Purchase Agreement)

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determined as if such Warrants remained issued and outstanding through the date of payment in full (including all accrued interest and PIK Stock Interest thereon) of this Senior Note.

                  (b) Upon any default in the payment of any interest, principal or other payment required hereunder, such payment and the unpaid principal balance hereof shall bear interest thereafter at the rate of five percent (5%) per annum in excess of the then current applicable rate of interest being charged hereunder, or at the highest permissible legal rate, which ever is lower (the "Default Rate"), until the default shall have been cured.

                  9. Senior Note Holder Not a Stockholder. The Holder of this Senior Note, as such, shall not be entitled by reason of this Senior Note to any rights whatsoever as a stockholder of GEOK.

                  10.      Applicable Interest Rate.

                  The Holder of this Senior Note, on the one hand, and the Company, on the other hand, intend that the obligations evidenced by the Senior Notes conform strictly to the applicable usury laws from time to time in force. All agreements between the Company and the Holder of this Senior Note, whether now existing or hereafter arising and whether oral or written, hereby are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to such Holder, or collected by such Holder, by or on behalf of the Company for the use, forbearance or detention of the money to be loaned to the Company hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein of the Company to the Holder, or in any other document evidencing, securing or pertaining to such indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury law. If under any circumstances whatsoever fulfillment of any provision thereof or any other document, at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances the Holder of this Senior Note ever shall receive from or on behalf of the Company an amount deemed interest, by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and under this Senior Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and such other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Company or to any other person making such payment on the Company's behalf.

                  11.      LAW GOVERNING.

                  THIS SENIOR NOTE AND ALL AMENDMENTS, SUPPLEMENTS, MODIFICATIONS, WAIVERS AND CONSENTS RELATING HERETO SHALL BE
GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE

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LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED
IN THE STATE OF NEW YORK.

                  12.      SUBMISSION TO JURISDICTION;
                           Service of Process            .

                  (a) THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS SENIOR NOTE, THE PURCHASE AGREEMENT OR ANY OTHER EXHIBIT TO THE PURCHASE AGREEMENT MAY BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

                  (b) In relation to any dispute arising out of or in connection with this Senior Note, the Purchase Agreement or any other Exhibit thereto, and for the exclusive benefit of the Holder, the Company irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, and to the non-exclusive jurisdiction of any court of the State of New York located in the City and County of New York, for the purposes of any suit, action or other proceeding arising out of, or relating to, this Senior Note, the Purchase Agreement or any other Exhibit thereto or any of the transactions contemplated hereby or thereby, and hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, that it is not personally subject to the jurisdiction of the above named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper, or that this Senior Note, the Purchase Agreement or any other Exhibit thereto or the subject matter hereof or thereof may not be enforced in or by such courts. The Company hereby agrees that process against it may be served by mail or delivery of service of process in any of the aforementioned action, suits or proceedings to CT Corporation System, 1633 Broadway, New York, New York 10019 (such agent being hereinafter called the "Process Agent"), which the Company hereby irrevocably designates and appoints as its attorney-in-fact to receive service of process in any action, suit or proceeding with respect to any matter as to which it submits to jurisdiction as set forth above, it being agreed that service to such office or upon such agent shall constitute valid service upon the Company. The Company hereby directs the Process Agent to receive and accept all process on its behalf. The Company shall promptly notify the Holder of any change in the address of the Process Agent and may, with prior notice given to Holder, appoint a successor Process Agent; provided, however, that if the Process Agent shall at any time cease to exist or its agency shall for any reason cease, the Company shall designate forthwith a successor Process Agent in the County and State of New York and shall give prompt notice of such designation to the Holder, together with evidence of the acceptance of any such appointment. The Company agrees irrevocably to the service of process of any of the aforementioned courts in any suit, action or proceeding described above by mailing of copies of such process to the Company at its

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address specified in Section 12(b) hereof. Nothing herein shall preclude service of process in any other manner permitted by applicable law or prohibit the Holder from commencing legal proceedings against the Company or any of its properties in any other jurisdiction.

                  13.      WAIVER OF TRIAL BY JURY.

                  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SENIOR NOTE OR THE PURCHASE AGREEMENT OR ANY OTHER EXHIBIT THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION OR ENFORCEMENT HEREOF OR THEREOF.

                  IN WITNESS WHEREOF, the Company has signed this Senior Note as of the _____ day of April, 1997.

                                              GEOKINETICS INC.

                                              By:
                                                 -------------------------------
                                                  Name:  Thomas J. Concannon
                                                  Title: Vice President


                                              GEOKINETICS PRODUCTION CO., INC.

                                              By:
                                                 -------------------------------
                                                  Name:  Thomas J. Concannon
                                                  Title: Vice President

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                                             GEOSCIENCE SOFTWARE SOLUTIONS, INC.

                                             By:
                                                --------------------------------
                                                 Name:     Thomas J. Concannon
                                                 Title:    Vice President


                                             HOC OPERATING CO., INC.

                                             By:
                                                --------------------------------
                                                 Name:     Thomas J. Concannon
                                                 Title:    Vice President


                                           INITIALED FOR IDENTIFICATION______
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